Exhibit 10.6

AMENDMENT TO MEZZANINE LOAN AGREEMENT

This Amendment to Mezzanine Loan Agreement (this “Amendment”), dated as of November 1, 2023, is between JPMorgan Chase Bank, N.A., having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or permitted assigns, “Lender”) and NLO MEZZANINE BORROWER LLC, having its principal place of business at c/o W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001 (“Borrower”).

RECITALS

WHEREAS, reference is hereby made to that Mezzanine Loan Agreement, dated as of September 20, 2023, between Lender and Borrower (the “Loan Agreement”; all capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement).

WHEREAS, Lender and Borrower desire to amend the Loan Agreement in the manner hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, Lender and Borrower hereby agree as follows:

Section 1.         Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	Section 1.1 (Definitions) of the Loan Agreement is hereby amended by replacing the following definition:

““Permitted Equity Transfer” shall mean any of the following: (a) any Transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any Transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) transfers of direct and indirect equity interests in Member by any Person so long as (i) Guarantor remains a publicly traded entity with its shares on the New York Stock Exchange or another nationally or internationally recognized stock exchange, (ii) Guarantor continues to Control each other Restricted Party, (iii) Guarantor continues to own, directly or indirectly, at least 51% of the ownership interest in each other Restricted Party (other than Guarantor), and (iv) either (A) no Ownership Change Limitation would reasonably be expected to exist immediately following such Transfer, or (B) such Transfer would not reasonably be expected to increase the percentage ownership of 5% shareholders of Borrower (including any “public group” as defined in Section 1.382-2T(f)(13) of the Treasury regulations treated as such) for purposes of determining whether there is an Ownership Change Limitation; (d) any direct or indirect Transfer of any interest in Guarantor by the public shareholders thereof and their beneficial owners, (e) the sales, transfer or issuance of Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests, and (f) transfers of direct or indirect equity interests in one or more Individual Senior Borrowers to (i) Holdco, (ii) a Subsidiary REIT (or direct or indirect wholly owned subsidiary thereof) or (iii) TRS (provided that the equity value of the assets held by all TRS Subsidiaries does not exceed twenty percent (20%) of the total equity value of Borrower), in each case, subject to the terms and conditions of Section 5.2.10(e) hereof.”

(b)	Section 1.1 (Definitions) of the Loan Agreement is hereby amended by adding the following definition:

““Senior Loan” shall mean the loan made by Senior Lender to Senior Borrower pursuant to the Senior Loan Agreement.”

(c)	Section 5.1.25(c) of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

“Borrower intends for the Incorporation Actions to result in a transaction described in Section 351 of the Code in which WPC is deemed to receive, in exchange for its deemed transfer of assets (subject to liabilities) to Borrower, (i) 100% of the Borrower Common Equity Interests and (ii) “other property or money” within the meaning of Section 351(b) of the Code at least in an amount equal to the cash received by WPC in payment of the Principal Sum (as defined in the Intercompany Obligation) (together, the “Intended Tax Treatment”). Borrower shall (and, to the extent applicable, shall cause its Subsidiaries to) file all applicable tax returns consistent with the Intended Tax Treatment. Borrower shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Intended Tax Treatment or the Section 362(e)(2)(C) Election.”

(d)	Schedule 4.1.1 attached to the Loan Agreement is hereby replaced in its entirety with Schedule 4.1.1 attached hereto.

(e)	Lender hereby approves the modification of the Senior Loan Documents pursuant to the terms of that certain Amendment to Loan Agreement, dated as of the date hereof, between Senior Borrower and Senior Lender, and as such, the definition of “Senior Loan Agreement” in Section 1.1 of the Loan Agreement is hereby deleted and replaced in its entirety as follows:

““Senior Loan Agreement” means that certain Loan Agreement, dated as of the Closing Date, between Senior Lender and Senior Borrower, as amended by that certain Amendment to Loan Agreement, dated as November 1, 2023, between Senior Borrower and Senior Lender as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.”

Section 2.            Miscellaneous.

(a)               Borrower hereby represents and warrants that (i) Borrower has the power and authority to enter into this Amendment and to perform its obligations under the Loan Agreement as amended hereby, (ii) Borrower has duly authorized the execution and delivery of this Amendment by Borrower and (iii) this Amendment has been duly executed and delivered by Borrower and constitutes Borrower’s legal, valid and binding obligations, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)               Except as amended by this Amendment, the Loan Agreement shall continue to remain unmodified and in full force and effect. Each of the parties hereto hereby confirms and ratifies its respective obligations pursuant to the Loan Agreement, as amended by this Amendment, and confirms that such obligations shall apply in all respects as amended by this Amendment. References in the Loan Documents to the “Loan Agreement” shall mean the Loan Agreement as amended by this Amendment.

(c)               Guarantor hereby (i) approves and consents to this Amendment, (ii) ratifies, confirms, renews and reaffirms all of its obligations under the Loan Documents to which it is a party (the “Guarantor Documents”), and (iii) acknowledges and agrees that its obligations under the Guarantor Documents remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of such documents without impairment. Additionally, Guarantor hereby acknowledges and agrees that, in the event the Advisory Agreement is terminated, it shall not enter into any replacement advisory agreement without the prior written consent of Lender as to the identity of the Person designated to replace WPC and the form of replacement advisory agreement, such approval not to be unreasonably withheld, conditioned or delayed; provided, that if such replacement advisor has not been appointed within 90 days following the effective date of a Company Termination for Convenience (as defined in the Advisory Agreement), then Guarantor shall request transition services for an additional 90 days as set forth in Section 14(b) of the Advisory Agreement.

(d)              Guarantor hereby represents and warrants that (i) it has the power and authority to acknowledge this Amendment and (ii) it has duly authorized such acknowledgement.

(e)              All paragraph, section, exhibit and schedule headings and captions herein are used for reference only and in no way limit or describe the scope or intent of, or in any way affect, this Amendment.

(f)               Sections 10.3 (Governing Law) and 10.7 (Trial by Jury) of the Loan Agreement are incorporated herein by this reference for all purposes, with the word “Agreement” being changed to “Amendment” solely for purposes of this incorporation by reference of such provisions into this Amendment.

(g)              This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for all purposes hereunder. Signatures executed electronically using DocuSign or similar signature software shall be regarded as original signatures for all purposes hereunder.

(h)               The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Amendment. In the event of any conflict, ambiguity or inconsistency between the terms of the Loan Agreement or any other Loan Document and the terms of this Amendment, the terms of this Amendment shall control to the extent of such conflict, ambiguity or inconsistency.

(i)                 The provisions of Section 9.3 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

NLO MEZZANINE BORROWER LLC,
a Delaware limited liability company

By:	/s/ Catherine Cantasano
Name: Catherine Cantasano
Title: Authorized Signatory

JPMorgan Chase Bank, National Association

By:	/s/ Jessica Wong
Name: Jessica Wong
Title: Authorized Signatory

[Signature Page to Amendment to Mezzanine Loan Agreement]

Acknowledged and agreed solely with respect to Section 2(c) and Section 2(d):

GUARANTOR:

NET LEASE OFFICE PROPERTIES,
a Maryland real estate investment trust

By:	/s/ Brian Zander
Name: Brian Zander
Title: Authorized Signatory

[Signature Page to Amendment to Mezzanine Loan Agreement]